Exhibit 10.2

TRANSITION AND SEPARATION AGREEMENT AND

GENERAL RELEASE OF CLAIMS

This TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (“Agreement”) is entered into this 10th day of May, 2024 by and between PERPETUA RESOURCES IDAHO, INC. (f/k/a Midas Gold Idaho Inc. and herein, the “Company”), and L. MICHAEL BOGERT (“Employee”). The Company and Employee are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Employee and the Company previously entered that certain Employment Agreement, dated August 21, 2018 (the “Employment Agreement”), pursuant to which Employee is employed by the Company as its General Counsel;

WHEREAS, via good faith communication, Employee has notified the Company of his intention to terminate his employment without Good Reason (as defined in the Employment Agreement);

WHEREAS, Employee and the Company have agreed that, effective as of May 10, 2024 (the “Transition Date”), Employee shall cease to serve as an executive officer of the Company and shall continue in employment pursuant to the terms set forth herein solely as a non-officer employee of the Company;

WHEREAS, the Parties desire to enter into this Agreement in order to memorialize Employee’s transition of his duties and eventual separation from employment;

WHEREAS, provided that Employee enters into this Agreement and satisfies the terms herein, then the Company will provide Employee with the compensation and benefits as set forth herein; and

WHEREAS, the Parties wish to resolve any and all claims that Employee has or may have against the Company or any of the other Company Parties (as defined below), including any claims that Employee may have arising out of Employee’s employment or the end of such employment.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee and the Company, the Parties hereby acknowledge and agree as follows:

1.Separation from Employment; Transition Period.

(a)Employee acknowledges and agrees that he has submitted his notice of resignation without Good Reason pursuant to Section 9(c) of the Employment Agreement.  The Parties agree that, unless earlier terminated at the election of the Company or Employee, Employee’s employment with the Company shall end May 10, 2025.  As used herein, the “Separation Date” means May 10, 2025, or such earlier date that Employee’s employment with the Company actually terminates.

(b)As of Transition Date, Employee hereby resigns from all roles, if any, as director, officer or trustee of the Company or any other Company Party.  For the avoidance of doubt, Employee has not resigned from his employment as of the Transition Date.  As of the Separation Date, Employee will have no further employment relationship with the Company or any other Company Party. As of the Separation Date, Employee will automatically be deemed to have resigned from all other positions held with the Company and each other Company Party.

(c)The Parties agree that, except with respect to those provisions of the Employment Agreement that survive its termination and as referenced in this Agreement, the Employment Agreement is terminated effective as of the Transition Date.

(d)From the Transition Date through the Separation Date (such period, the “Transition Period”), Employee shall be employed by the Company in the non-officer role of Special Counsel, and for all services provided during the Transition Period, Employee shall receive the base salary for which he was eligible immediately prior to the Transition Date. During the Transition Period, Employee shall continue to perform Employee’s duties as may be requested by the Company and shall provide such cooperation and assistance as the Company may reasonably request with respect to the transition of his duties and responsibilities.

2.Compensation During Transition Period.  Provided that Employee (a) timely executes (and does not revoke) this Agreement pursuant to the terms set forth in Section 6(a) below, (b) timely executes (and does not revoke) the Confirming Release, and (c) abides by each of Employee’s commitments set forth herein (collectively, the “Release Requirements”), then the Company shall employ Employee during the Transition Period and provide Employee with the following payments and benefits:

(a)Base Salary.  From the Transition Date through the end of the Transition Period, Employee shall continue to receive a base salary at the annualized rate of $217,548 subject to applicable taxes and witholdings, (payable in accordance with ordinary payroll practices). In the event the Company elects for Employee’s termination date to be earlier than May 10, 2025, and such earlier termination is not due to Cause (as defined in the Employment Agreement), provided that Employee has complied with the Release Requirements, then the Company shall provide Employee with a payment in an amount equal to Employee’s base salary (then in effect as of the Transition Date) for the period of time between Employee’s actual earlier Separation Date and May 10, 2025, less applicable taxes and withholdings, paid in a lump sum payment on the Company’s first regularly scheduled payroll date that occurs at least five (5) days after the Confirming Release Effective Date (as defined in the Confirming Release) (the “Payment Date”).

(b)Benefits.  From the Transition Date through the end of the Transition Period, Employee shall remain eligible for all employee medical, life insurance, disability insurance and such other similar insurance benefits or benefit plans offered to executives of the Company for which Employee is eligible as of the Transition Date, subject to applicable plan terms as in effect from time to time. The Company reserves the right to amend, modify or discontinue its benefit programs from time to time and nothing herein will be construed to limit such right.

(c)2024 Annual Bonus.  Employee shall continue to be eligible to participate in the Company’s annual incentive plan for the 2024 performance period on the same terms and conditions as in effect immediately prior to the Transition Date and as set forth on Schedule C of the Employment Agreement. Employee’s 2024 annual bonus (the “2024 Bonus”), to the extent earned, shall be paid in 2025 at the same time as executive bonuses are paid generally under the Company’s annual incentive plan; provided, however, that in the event the Company elects for Employee’s termination date to be earlier than May 10, 2025 and prior to the date that the 2024 Bonus is paid, and such earlier termination is not due to Cause, provided that Employee has complied with the Release Requirements, then the Company shall provide Employee with a 2024 Bonus in an amount no less than Employee’s actual bonus payment received for the 2023 performance period, less applicable taxes and withholdings, paid in a lump sum payment on the Payment Date.

(d)2025 Annual Bonus. In addition, Employee shall be eligible to earn a pro-rata annual incentive bonus for a portion of the 2025 performance period, which amount shall be equal to the amount paid for the 2024 performance period, but pro-rated based on the number of days Employee is employed in 2025 through the last day of the Transition Period. The 2025 annual bonus shall be paid on the Payment Date. Employee shall not participate in the Company’s annual incentive cash bonus program for any period following the Separation Date.

(e)Equity Awards.  Employee shall not be eligible to receive new awards under the Company’s equity incentive compensation programs following the Transition Date. However, any equity awards held by Employee as of the Transition Date will remain outstanding and subject to the terms and conditions of the applicable plan documents and governing award agreements. Any equity awards held by Employee as of the Separation Date shall be treated as follows, subject to the terms of the applicable plan and award agreement:

(i)Options. Outstanding options granted pursuant to the 2011 Evergreen Incentive Stock Option Plan maintained by Perpetua Resources Corp (the “Parent” and f/k/a Midas Gold) and as amended from time to time (the “Evergreen Plan”) that remain unvested on the Separation Date shall be forfeited, and any options granted pursuant to the Evergreen Plan that are vested as of the Separation Date (the “Options”) shall remain exercisable for a period of 30 days following the Separation Date, or if sooner, the expiration of the Option Period (as such term is defined in the Evergreen Plan) for such Option.

(ii)Restricted Stock Units.  Outstanding restricted stock units (“RSUs”) granted pursuant to the Parent’s Omnibus Equity Incentive Plan, as amended from time to time (the “Omnibus Plan”) shall become vested in a pro-rata amount through the Separation Date, calculated based on the pro-ration formula provided in the applicable award agreement.

(iii)Performance Share Units.  Outstanding performance share units (“PSUs”) granted pursuant to the Omnibus Plan shall become vested in a pro-rata amount through the Separation Date, calculated based on the pro-ration formula provided in the applicable award agreement and with such pro-rated amount based on the target number of PSUs.

(iv)Withholding. All applicable tax withholding obligations with respect to any Options, RSUs, and PSUs that become vested or exercised in accordance with Section 2(e) hereof will be subject to withholding in accordance with the terms of the applicable plan and award agreement.

3.Satisfaction of Company Obligations; Receipt of Leaves, Bonuses, and Other Compensation. Employee expressly acknowledges and agrees that he would not be entitled to ongoing employment through the Transition Period and the consideration in Section 2 above but for his entry into this Agreement and compliance with the terms herein. Employee further represents, acknowledges and agrees that, with the exception of: 1) any unpaid base salary earned by him in the pay period in which Employee’s date of signing this Agreement occurred; and 2) any sums to which Employee may be entitled pursuant to this Agreement, including his base salary and bonuses during the Transition Period and his continued vesting in his equity awards, Employee has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation, and other sums owed by the Company and the other Company Parties to Employee.  Employee further represents, acknowledges and agrees that he has received all leaves (paid and unpaid) that he has been entitled to receive from the Company and the other Company Parties through the Transition Date.  Employee further acknowledges and agrees that he has no rights to payments, severance pay or benefits from any Company Party other than as set forth in Sections 1 and 2 above.

4.Complete Release of Claims.

(a)For good and valuable consideration, including the Company’s agreement to employ Employee during the Transition Period pursuant to the terms of this Agreement and the consideration set forth in Section 2 above, or any part of it, Employee forever releases and discharges the Company, the Parent, and each of their subsidiaries, predecessors, successors, assigns and affiliated entities, along with each of the foregoing entities’ respective past, present, and future owners, affiliates, subsidiaries, stockholders, partners, officers, directors, members, managers, employees, agents, attorneys, successors, administrators, fiduciaries, insurers and benefit plans and the trustees and fiduciaries of such plans, in their personal and representative capacities (collectively, the “Company Parties”), from, and Employee hereby waives, any and all claims, demands, liabilities and causes of action of any kind that Employee has or could have, whether known or unknown, whether statutory or common law, including any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, contractual entitlements, and all claims or causes of action relating to Employee’s employment relationship with any Company Party, the termination of such employment relationship, or any other acts or omissions related to any matter occurring or existing on or prior to the date Employee signs this Agreement, including (i) claims arising under or for any alleged violation of: (A) the Age Discrimination in Employment Act of 1967 (including as amended by the Older Worker Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code; (E) the Employee Retirement Income Security Act of 1974 (“ERISA”); (F) the Immigration Reform Control Act; (G) the Americans with Disabilities Act of 1990; (H) the Occupational Safety and Health Act; (I) the Family and Medical Leave Act of 1993; (J) the Sarbanes-Oxley Act of 2002; (K) the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010; (L) the Fair Labor Standards Act and any other federal, state, or local wage law; (M) the Idaho Claims for Wages Act and the Idaho Human Rights Act; (N) any other local, state or federal anti-discrimination or anti-retaliation law; (O) any other local, state or federal law, regulation or ordinance; (ii) claims arising out of or for any alleged violation of any public policy, contract, tort, or common law claim, or claim for defamation, emotional distress, fraud or misrepresentation of any kind, estoppel, breach of any implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; (iv) any claim, whether direct or derivative, arising from, or relating to, Employee’s status as a holder of any shares or interests in any Company Party; and (v) any and all claims Employee may have arising as the result of any alleged breach of any contract, incentive compensation plan or agreement, restricted unit agreement, or equity-based compensation plan or agreement with any Company Party (collectively, the “Released Claims”).  This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for the consideration received by Employee through this Agreement, any and all potential claims that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS KNOWN OR UNKNOWN AND ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF THE COMPANY OR COMPANY PARTIES.

(b)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; or (v) making any other disclosures that are protected under the whistleblower provisions of any applicable law.  Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.  Notwithstanding the foregoing, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery from a Company Party as a result of any governmental agency proceeding or subsequent legal actions.  Nothing herein waives Employee’s right to receive an award for information provided to a governmental agency.  Further, in no event shall the Released Claims include (i) any claim to enforce Employee’s rights under this Agreement; (ii) any claim to vested benefits under an employee benefit plan that is subject to ERISA and that cannot be released pursuant to ERISA; (iii) any claim for unemployment compensation benefits or workers’ compensation benefits; or (iv) any other claim that cannot legally be released under applicable law.

5.Confirming Release.  On the Separation Date or within twenty (21) days thereafter, Employee shall execute the Confirming Release Agreement that is attached as Exhibit A (the “Confirming Release”), which is incorporated by reference as if fully set forth herein, and return the executed Confirming Release to the Company, care of Jon Cherry, Chief Executive Officer, via e-mail to [***], so that it is received by the Company no later than twenty (21) days after the Separation Date.

6.Review of Agreement.

(a)The Company hereby advises Employee to consult with an attorney of Employee’s choosing prior to signing this Agreement.  Employee acknowledges and agrees that, (i) Employee has been fully informed and is fully aware of Employee’s right to discuss any and all aspects of this Agreement with an attorney of Employee’s choice; (ii) Employee has had sufficient time to consider this Agreement before signing it; (iii) Employee is receiving, pursuant to this Agreement, consideration in addition to anything of value to which he is already entitled; (iv) neither the Company nor any other Company Party has provided any tax or legal advice to Employee regarding this Agreement, and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of his own choosing such that Employee enters into this Agreement voluntarily and with full understanding of the tax and legal implications thereof; and (v) Employee fully understands the final and binding effect of this Agreement, is signing this Agreement knowingly, voluntarily, and of his own free will, and understands and agrees to each of the terms and conditions of this Agreement. Employee must return the signed Agreement to the Company, care of Jon Cherry, Chief Executive Officer, via e-mail to [***] so that it is received by the Company no later than 11:59 p.m. Central Time on the twenty-second (22nd) day after Employee received this Agreement.

(b)Employee may revoke Employee’s signature on (and therefore the effectiveness of) this Agreement within the seven (7)-day period beginning on the date Employee signs this Agreement (such seven (7)-day period being referred to herein as the “Revocation Period”).  To be effective, such revocation must be in writing signed by Employee and must be received by Jon Cherry, Chief Executive Officer, via e-mail to [***] so that it is received by the Company no later than 11:59 p.m. Central Time, on the last day of the Revocation Period.  Notwithstanding the foregoing, in no event shall Employee’s revocation of this Agreement service to revoke his voluntary resignation from employment.  This Agreement shall become effective and irrevocable as of the eighth (8th) day after the Employee signs this Agreement (the “Effective Date”).

7.Return of Company Property. Employee agrees that, not later than the Separation Date, Employee shall return (without retaining copies of) all property belonging to the Company or any other Company Party, including the originals and all copies of any records, documents, electronically stored information, computer files or drives, or other materials which contain information about the Company’s business or were provided to Employee by the Company or any other Company Party in the course of Employee’s employment. As of the Separation Date, Employee agrees to perform a search of Employee’s personal electronic storage devices and return to the Company and delete all of the Company’s business and confidential and proprietary information from Employee’s personal electronic devices, including smartphones, tables, computers, and other storage devices.

8.Non-Disparagement.  Employee agrees that Employee will not make any statement, oral or written, which Employee knows or reasonably should know to be (i) a disparaging or negative comment concerning the Company or any other person or entity that Employee knows to be a Company Party or (ii) otherwise detrimental to the reputation or goodwill of the Company or any other person Employee knows to be a Company Party, and Employee shall refrain from directing anyone else to make such disparaging, negative or detrimental comment. Notwithstanding the foregoing, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful, or otherwise from making disclosures to any governmental agency, making disclosures permitted by the whistleblower provisions or applicable law, or making any statement required by law or compelled by legal process.

9.Trade Secrets and Confidential Information.

(a)Employee acknowledges and agrees that, in connection with Employee’s employment with the Company, Employee has obtained confidential information belonging to the Company or another Company Party.  Employee agrees that any and all confidential information of any Company Party learned, obtained or developed by Employee during the course of Employee’s employment, whether developed by Employee alone or otherwise, shall be and is the exclusive property of the Company Parties.  During the Transition Period and at all times thereafter, Employee agrees to use best efforts (a) to hold all confidential information of the Company Parties in the strictest confidence and (b) not to disclose, use, publicize, lecture upon or publish any confidential information of the Company Parties, in each case other than (i) to a Company Party or (ii) to the extent reasonable and necessary in connection with Employee’s duties on behalf of a Company Party during the Transition Period.

(b)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law.  Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.  Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph.

10.No Waiver.  No failure by either Party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.Applicable Law and Venue.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Idaho without reference to the principles of conflicts of law thereof.  Any dispute, controversy or claim between Employee and the Company or any Company Party arising out of out of or relating to this Agreement shall be brought in state or federal court, as applicable, located in Ada County, Idaho.  EACH OF THE PARTIES HERETO

HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OR A COURT TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.Interpretation.  In this Agreement, (a) the use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter; (b) references to Sections refer to Sections of this Agreement; (c) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, and not to any particular subdivision unless expressly so limited; (d) references in any Section or definition to any clause means such clause of such Section or definition; (e) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof; (f) reference to any law means such law as amended, modified, codified, reenacted or replaced and in effect from time to time; and (g) references to “or” shall be interpreted to mean “and/or”.  The Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

13.Severability.  To the extent permitted by applicable law, the Company and Employee hereby agree that any term or provision of this Agreement that renders such term or provision or any other term or provision hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.

14.Withholding of Taxes and Other Employee Deductions.  The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

15.Section 409A. The payments provided for in this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent.  For purposes of Section 409A, each installment payment hereunder shall each be treated as a separate payment.  Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

16.Counterparts.  This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

17.Third-Party Beneficiaries; Assignment.  Each Company Party that is not a signatory hereto shall be an intended third-party beneficiary of Employee’s covenants, representations, and release of claims set forth in this Agreement and shall be entitled to enforce such covenants, representations, and release as if a party hereto. The Company has the right to assign this Agreement, including to any successor, but Employee does not.  This Agreement inures to the benefit of the successors and assigns of the Company, who are intended third party beneficiaries of this Agreement.

18.Entire Agreement; Amendment.  This Agreement represents the entire agreement between the Company and Employee regarding the subject matter herein and, except with respect to Section 8 of the Employment Agreement (which section shall survive the Separation Date) or to the extent specifically provided herein, supersedes all prior and contemporaneous agreements and understandings, oral or written between the parties hereto concerning the subject matter hereof, including but not limited to the Employment Agreement. Subject to Section 13, this Agreement may not be changed orally but only by an agreement in writing agreed to and signed by Employee and the Company.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed this Agreement with the intent to be legally bound.

L. MICHAEL BOGERT

/s/ L. Michael Bogert

Date:	5/10/2024

PERPETUA RESOURCES IDAHO, INC

By:	/s/ Jonathan Cherry

Name:	Jonathan Cherry

Title:	President and Chief Executive Officer

Date:	5/10/2024

Exhibit A

CONFIRMING RELEASE AGREEMENT

This Confirming Release Agreement (the “Confirming Release”) is that certain Confirming Release referenced in Section 5 of the Transition and Separation Agreement and General Release of Claims (the “Separation Agreement”), entered into by and between PERPETUA RESOURCES IDAHO, INC. (the “Company”), and L. MICHAEL BOGERT (“Employee”).  Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Separation Agreement.  In signing below, Employee agrees as follows:

1.Complete Release of Claims.

(a)For good and valuable consideration, including the Company’s agreement to permit Employee to remain employed following his notice of resignation pursuant to the terms of the Separation Agreement and the consideration set forth in Section 2 of the Separation Agreement, Employee forever releases and discharges the Company and each other Company Party from, and Employee waives, any and all claims, demands, liabilities and causes of action of any kind that Employee has or could have, whether known or unknown, whether statutory or common law, including any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, contractual entitlements, and all claims or causes of action relating to Employee’s employment relationship with any Company Party, the termination of such employment relationship, or any other acts or omissions related to any matter occurring or existing on or prior to the date that Employee signed this Confirming Release, including (i) claims arising under or for any alleged violation of: (A) the Age Discrimination in Employment Act of 1967 (including as amended by the Older Worker Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code; (E) the Employee Retirement Income Security Act of 1974 (“ERISA”); (F) the Immigration Reform Control Act; (G) the Americans with Disabilities Act of 1990; (H) the Occupational Safety and Health Act; (I) the Family and Medical Leave Act of 1993; (J) the Sarbanes-Oxley Act of 2002; (K) the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010; (L) the Fair Labor Standards Act and any other federal, state, or local wage law; (M) the Idaho Claims for Wages Act and the Idaho Human Rights Act; (N) any other local, state or federal anti-discrimination or anti-retaliation law; (O) any other local, state or federal law, regulation or ordinance; (ii) claims arising out of or for any alleged violation of any public policy, contract, tort, or common law claim, or claim for defamation, emotional distress, fraud or misrepresentation of any kind, estoppel, breach of any implied duty of good faith and fair dealing, breach of implied or express contract, breach of fiduciary duty or wrongful discharge; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; (iv) any claim, whether direct or derivative, arising from, or relating to, Employee’s status as a holder of any shares or interests in any Company Party; and (v) any and all claims Employee may have arising as the result of any alleged breach of any contract (including under the Confidentiality Agreement), incentive compensation plan or agreement, restricted unit agreement, or equity-based compensation plan or agreement with any Company Party (collectively, the “Confirming Released Claims”).  This Confirming Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for the consideration received by Employee through the

Separation Agreement, any and all potential claims that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS KNOWN OR UNKNOWN AND ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF THE COMPANY OR COMPANY PARTIES.

(b)Notwithstanding the foregoing, nothing in this Confirming Release shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; or (v) making any other disclosures that are protected under the whistleblower provisions of any applicable law.  Nothing in this Confirming Release requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.  Notwithstanding the foregoing, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery from a Company Party as a result of any governmental agency proceeding or subsequent legal actions.  Nothing herein waives Employee’s right to receive an award for information provided to a governmental agency.  Further, in no event shall the Released Claims include (i) any claim to enforce Employee’s rights under the Separation Agreement; (ii) any claim to vested benefits under an employee benefit plan that is subject to ERISA and that cannot be released pursuant to ERISA; (iii) any claim for unemployment compensation benefits or workers’ compensation benefits; or (iv) any other claim that cannot legally be released under applicable law.

2.Satisfaction of Obligations; Receipt of Leaves, Bonuses, and Other Compensation.  Employee acknowledges and agrees that Employee has been paid in full all bonuses, been provided all benefits, been afforded all rights and otherwise received all wages, compensation, and other sums that Employee has been owed or ever could be owed by each Company Party (with the exception of any sums, if still unpaid on the date Employee signs this Confirming Release, to which Employee may be entitled pursuant to Section 2 of the Separation Agreement and, if still unpaid on the date Employee signs this Confirming Release, any unpaid base salary for the pay period in which the Separation Date occurred).  Employee further acknowledges and agrees that Employee has received all leaves (paid and unpaid) that Employee has been entitled to receive from each Company Party.

3.Employee’s Acknowledgments.  The Company hereby advises Employee to consult with an attorney of Employee’s choosing prior to signing this Confirming Release.  In executing and delivering this Confirming Release, Employee expressly acknowledges that: (a) Employee has carefully read this Confirming Release and has had sufficient time (and at least twenty-one (21) days) to consider this Confirming Release before its execution and delivery to the Company; (b) Employee is receiving, pursuant to the Separation Agreement and Employee’s execution of this Confirming Release, consideration in addition to anything of value to which Employee is already entitled; (c) Employee has been advised to discuss this Confirming Release with an attorney of Employee’s choice before signing this Confirming Release, and Employee has had an adequate opportunity to do so prior to executing this Confirming Release; (d) Employee fully understands the final and binding effect of this Confirming Release; the only promises made to Employee to sign this Confirming Release are those contained herein and in the Separation Agreement; and Employee is signing this Confirming Release knowingly, voluntarily and of Employee’s own free will, and Employee understands and agrees to each of the terms of this Confirming Release; and (e) the only matters relied upon by Employee and causing Employee to sign this Confirming Release are the provisions set forth in writing within this Confirming Release and the Separation Agreement.

4.Revocation Right.  Employee may revoke the delivery (and therefore the effectiveness) of this Confirming Release within the seven-day period beginning on the date Employee executes this Confirming Release (such seven-day period being referred to herein as the “Confirming Release Revocation Period”).  To be effective, such revocation must be in writing signed by Employee and must be received by the Company care of Jon Cherry, Chief Executive Officer, via e-mail to [***], so that it is received by the Company no later than 11:59 p.m. Central Time, on the last day of the Confirming Release Revocation Period.  In the event Employee exercises his revocation right as set forth herein, this Confirming Release will be of no force or effect, Employee will not be entitled to the consideration set forth in Section 2 of the Separation Agreement and all other provisions of the Separation Agreement shall remain in full force and effect.  This Confirming Release shall become effective and irrevocable as of the eighth (8th) day after Employee signs it (the “Confirming Release Effective Date”).

5.Return of Property.  Employee represents and warrants that Employee has returned to the Company (without retaining copies of) all property belonging to the Company or any other Company Party, including the originals and all copies of any records, documents, electronically stored information, computer files or drives, or other materials which contain information about the Company’s business or were provided to Employee by the Company or any other Company Party in the course of Employee’s employment. Employee represents and warrants that Employee has performed a search of Employee’s personal electronic storage devices and returned to the Company and deleted all of the Company’s business and confidential and proprietary information from Employee’s personal electronic devices, including smartphones, tables, computers, and other storage devices.

EMPLOYEE HAS CAREFULLY READ THIS CONFIRMING RELEASE, FULLY UNDERSTANDS EMPLOYEE’S AGREEMENT, AND SIGNS IT AS EMPLOYEE’S OWN FREE ACT.

/s/ L. Michael Bogert
L. Michael Bogert

Date:	5/10/2024